Exhibit 3

Buenos Aires, November 16, 2012

Mr. Alejandro Vanoli
President of the Argentine Securities
and Exchange Commission
(Comisión Nacional de Valores)

Re:	Empresa Distribuidora y Comercializadora Norte Sociedad Anónima (EDENOR S.A.). Abstract of Board of Directors’ Meeting’s Minutes Approving Interim Financial Statements as of September 30, 2012

Dear Mr. Vanoli,

This letter is addressed to you, in compliance with the relevant rules in force. To that purpose, we hereby submit the abstract of the relevant part of Minutes No. 356 of Board of Directors’ Meeting held on November 16, 2012 at Avenida del Libertador 6363, 11th floor, City of Buenos Aires, in relation to the approval of the interim Financial Statements in the SECOND ITEM of the agenda: 3) Consideration of the Financial Statements for the third quarter of the fiscal year ended September 30, 2012.

Yours sincerely,

EDENOR S.A.
Attorney-in-fact

ABSTRACT OF RELEVANT PART OF EDENOR S.A’S MINUTES No. 356

MINUTES No. 356: In the City of Buenos Aires, on November 16, 2012, at 10:00 a.m., the undersigning Directors of Empresa Distribuidora y Comercializadora Norte S.A. (“Edenor S.A.” or the “Company”), to wit Ricardo Torres, Marcos Marcelo Mindlin, Pablo Díaz, Edgardo Volosin, Maximiliano Fernández, Emmanuel Álvarez Agis, Patricia Charvay, Santiago López Alfaro and Federico Gosman held a meeting, as per the relevant call therefore, at Avenida Del Libertador 6363, 11th floor, City of Buenos Aires. Mr. José Daniel Abelovich, Mr. Damián Burgio and Mr. Jorge Pardo attended the meeting, representing the Supervisory Committee. Furthermore, the Accountant Leandro Montero, Director of Finance and Control of the Company, attended the meeting as advisor, and Mr. Jaime Barba, in charge of the Board's Secretary. The meeting was chaired by the Chairman of the Board, Ricardo Torres, who after verifying quorum, declared the meeting duly held and submitted to the consideration of the attending Directors […] the SECOND ITEM of the Agenda: 2) CONSIDERATION OF THE FINANCIAL STATEMENTS FOR THE THIRD QUARTER OF THE FISCAL YEAR ENDED SEPTEMBER 30, 2012. (…) Thereafter, the Chairman moved all Directors to consider the Consolidated and Basic Condensed Financial Statements, including General Balance Sheet, Statement of Income, Statement of Changes in Shareholders’ Equity, Statement of Cash Flows, supplemental documents, Informative Report, Information required under section 68 of the Regulations of the Buenos Aires Stock Exchange, Reports of the Certifying Accountant and the Supervisory Committee, all for the period ended September 30, 2012 (…). After discussion, the Board of Directors unanimously decided to approve all documents submitted for consideration in that item of the Agenda (…). There being no further issues to transact, the meeting was adjourned at 12:00 a.m.”. Signed by Messrs. Ricardo Torres, Marcos Marcelo Mindlin, Pablo Díaz, Edgardo Volosin, Maximiliano Fernández, Emmanuel Álvarez Agis, Patricia Charvay, Santiago López Alfaro and Federico Gosman, Directors. José Daniel Abelovich, Damián Burgio and Jorge Pardo, members of the Supervisory Committee.

EDENOR S.A.
Attorney-in-fact